Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
October 12, 2006	Bo Piela	Sally Curley
	617-768-6579	617-768-6140

Genzyme Reports Strong Third-Quarter Financial Results

CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) today reported third-quarter revenue of $808.6 million, 14 percent greater than revenue of $708.1 million in the same quarter a year ago.  The increase was driven by contributions from most product areas, highlighting the impact of diversification on the company’s ability to grow in a consistent and sustainable way.

GAAP net income was $16.0 million, or $0.06 per diluted share, compared with $115.7 million, or $0.43 per diluted share, in the third quarter last year.  GAAP net income includes the following items, net of tax: (1) a charge of $149.4 million for the impairment of goodwill associated with the company’s genetic testing business; (2) an amortization expense of $31.9 million; (3) a stock-compensation expense of $30.3 million; and (4) a tax benefit of $31.7 million from the conclusion of a U.S. federal tax audit for the years 1996-99.

Non-GAAP net income for the third quarter increased 22 percent to $195.9 million, and non-GAAP earnings increased 20 percent to $0.73 per diluted share, driven by solid revenue growth and continued leverage from Genzyme’s global infrastructure. Non-GAAP net income for the third-quarter last year was $160.5 million and non-GAAP earnings were $0.61 per diluted share.  Non-GAAP figures exclude one-time items, amortization, stock-compensation expenses, dilution from contingent convertible debt, and the consolidation of variable interest entities.

“Our products across the board have good traction and momentum, and this gives us confidence that we can continue to grow the top line in a significant way based on this mix of products alone,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “Behind these products are late-stage programs that will drive our longer term growth, and during the next six to twelve months many of these programs are expected to reach key milestones.”

The non-GAAP gross margin for the third quarter was 78 percent of revenue, boosted by greater utilization of existing facilities, including the new fill and finish facility at Genzyme’s manufacturing site in Waterford, Ireland.

Product Sales

A significant new contributor to Genzyme’s top line is Myozyme® (alglucosidase alfa).  The product is off to a highly encouraging start following its launch in the United States in mid-May and in Europe a month earlier.  Sales in the third quarter—the first full quarter of sales—were $20.4 million.  Myozyme was registered in Canada in August and will be launched there next month.

Myozyme has been approved for the treatment of all patients with Pompe disease, and Genzyme continues to make excellent progress in securing reimbursement both for patients with the infantile and the late-onset forms of Pompe disease.  Reimbursement has been obtained in more than 20 countries, including several in which the product is being funded through pre-approval reimbursement mechanisms.

Results from the pivotal clinical study of Myozyme have been accepted for publication in Neurology.  In September, Myozyme earned the 2006 UK Prix Galien Gold Medal, a prestigious international award that honors outstanding achievement in pharmaceutical research and development in the United Kingdom.  It is presented bi-annually to new products judged to be the most innovative.  Earlier this year, Duke University was issued a U.S. patent relating to alpha-glucosidase.  Genzyme holds an exclusive license to this patent under a technology and patent license agreement with Synpac (North Carolina) Inc.  Genzyme began making milestone and royalty payments to Synpac on October 1 under this agreement.

Sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease continue to track with expectations, rising 18 percent to $93.2 million from $79.1 million in the same quarter last year.  Later this month, Genzyme will sponsor the 7th Annual European Roundtable on Fabry disease, at which more than 350 physicians from around the world will discuss a range of issues focusing on the comprehensive management of Fabry disease.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I also continue to track with expectations, rising to $25.0 million in the third quarter, a 24 percent increase from sales of $20.1 million in the same quarter last year.  Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., and product sales are not included in Genzyme’s revenue figures.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $252.2 million, 6 percent greater than sales of $238.3 million in the third quarter a year ago.

Within the Renal business, Genzyme markets Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, and Hectorol® (doxercalciferol), a line of Vitamin D2 products for secondary hyperparathyroidism in dialysis patients and those with earlier stages of chronic kidney disease.

Renagel had an excellent third quarter following a strong performance in the second quarter of this year.  Revenue grew 26 percent to $134.7 million, compared to $106.9 million in the same quarter last year.  The communication of data highlighting the clinical and economic benefits of Renagel should continue to play an important role in the product’s adoption.  Three-year hospitalization and health economic data from the DCOR study will be presented at next month’s meeting of the American Society of Nephrology.  Renagel’s growth is being driven by a number of other factors, including the Medicare Part D program, which has increased access to the product in the United States.  For patients facing the Medicare coverage gap known as the “doughnut hole,” Genzyme and the American Kidney Fund recently launched a program to provide Renagel free of charge until coverage under the Part D program resumes.

The development of sevelamer carbonate, a next-generation version of Renagel, took a major step forward in the third quarter.  The primary efficacy analysis from the pivotal trial comparing sevelamer carbonate to Renagel showed that the two are equivalent in controlling serum phosphorus in hemodialysis patients, with similar safety and tolerability profiles.  Genzyme expects to file an NDA for sevelamer carbonate in the fourth quarter and to launch the product commercially in early 2008 for dialysis patients.  The company plans to subsequently expand the product’s label to include hyperphosphatemic patients with chronic kidney disease who are not on dialysis.  Enrollment has been completed in the study evaluating sevelamer carbonate for this indication.  Enrollment is also complete in another key study comparing a powder form of sevelamer carbonate dosed once a day to Renagel tablets dosed three times a day.  The powder form of the product would offer a more convenient option for patients, thereby improving compliance.

Hectorol sales increased to $25.5 million, compared to $14.1 million in the third quarter last year.  A study just published in Kidney International confirms the benefits of Vitamin D2 analogs.  It showed equally lower mortality rates among patients treated for secondary hyperparathyroidism with Vitamin D2 analogs Hectorol and Zemplar® (paricalcitriol), compared with those treated with a Vitamin D3 therapy.  This is the first study to provide comparative data on the efficacy of Hectorol and Zemplar, its primary competitor.

Sales of Thyrogen® (thyrotropin alfa for injection) rose to $22.4 million in the second quarter, a 21 percent increase from sales of $18.5 million during the same period a year earlier.

Within the Biosurgery area, sales of Synvisc® (hylan G-F 20) were $55.9 million, compared with $57.7 million in third quarter last year, primarily reflecting increased competition in the viscosupplementation market.  Synvisc is indicated for the treatment of knee pain caused by osteoarthritis, and Genzyme is emphasizing the product’s clinical advantages to distinguish it from its competitors.  Results from an independent study showing that Synvisc patients experienced a greater magnitude and duration of pain relief, better functional outcomes and higher levels of satisfaction compared with patients taking a competing product will be presented at next month’s meeting of the American College of Rheumatology.  These findings were well received when they were presented earlier this year at meetings of the European League Against Rheumatism and the British Orthopaedic Association.

In addition, Genzyme hopes to significantly alter the competitive landscape in this expanding market by introducing innovative next-generation products in the near term that may decrease the treatment burden for patients by reducing the number of injections required.  Results from the pivotal study of Synvisc 2 are expected in the fourth quarter, and depending on the outcome, Genzyme expects to gain U.S. and European marketing approval next year.  The pivotal trial is comparing one injection of Synvisc 2 with a placebo.  Genzyme is also developing hylastan, which is the subject of a pivotal study scheduled to conclude during the first half of next year.  Hylastan could reach the market in 2008.

Sales of Sepra™ products increased substantially again in the third quarter, rising 24 percent to $21.1 million from $17.0 million in the third quarter a year ago.  Seprafilm® adhesion barrier continues to be a dynamic product, and its growing use in gynecologic surgery is helping drive overall sales.

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline™ (anti-thymocyte globulin, equine) were $37.6 million, up 16 percent compared with $32.4 million in the third quarter last year.  These products are used to treat acute rejection in renal transplant procedures.  During the quarter, Genzyme began shipping Thymoglobulin from its facility in Waterford, Ireland, following FDA approval in July allowing the product to be filled, finished, packaged and labeled at the site.

Total revenue for the Diagnostics/Genetics business increased to $89.3 million in the third quarter, 5 percent greater than revenue of $84.7 million in the same period last year.  During the quarter, Genzyme Genetics launched a p53 mutation analysis, an important prognostic and predictive test to help oncologists determine appropriate treatment options for their patients with B-cell chronic lymphocytic leukemia (B-CLL). Earlier this year, Genzyme launched a minimal residual disease test that is helping oncologists detect very low levels of disease in B-CLL patients.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, and royalties from sales of WelChol® (colesevelam hydrochloride)—was $38.1 million compared with $37.6 million in the third quarter last year.

Oncology revenue grew 35 percent to $16.5 million from $12.2 million in the same quarter last year, driven by increased sales of Clolar® (clofarabine), which is gaining traction in the market.  Oncology revenue includes profits and royalties from Campath® (alemtuzumab), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar; and R&D revenue.

Genzyme is working to broaden the indications for Campath and Clolar to benefit larger patient populations.  Final results from the phase 3 trial comparing Campath with chlorambucil in previously untreated patients with progressive B-cell chronic lymphocytic leukemia will be presented at the American Society of Hematology meeting in December.  The trial is designed to demonstrate the product’s efficacy and safety as a first-line agent in this disease.  The data presented at the ASH meeting will focus on the study’s primary endpoint of progression-free survival.  Encouraging interim results from this study were presented at the Annual Meeting of the American Society of Clinical Oncology in June.  They showed that patients who received Campath exhibited significantly higher overall and complete response rates, with a manageable safety profile, compared with chlorambucil patients.  Genzyme and development partner Schering AG expect to submit U.S. and European applications next year to expand the product’s current label to include first-line treatment of B-CLL patients.

Genzyme is seeking to expand Clolar’s indication to include adult patients with acute myelogenous leukemia (AML).  The product is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.  Enrollment began in September in a pivotal study evaluating Clolar’s use for adult patients with AML.  An additional late-stage study is also planned to support Clolar’s use in older patients for whom standard induction chemotherapy is not likely to be of benefit.

Expenses

Non-GAAP selling, general and administrative expenses were $214.9 million in the third quarter, compared to $201.8 million in the same quarter last year.  Non-GAAP SG&A spending was approximately 27 percent of revenue, down from 29 percent in the same period a year ago, reflecting greater operating efficiencies, particularly in the renal business unit.

As a result, the company was able to increase its investment in research and development.  Non-GAAP R&D spending rose to $143.0 million in the quarter, or 18 percent of revenue, compared to $120.8 million, or 17 percent of revenue, in the third quarter a year ago.

The reconciliation from non-GAAP to GAAP expense figures is included on the accompanying chart.

Genzyme is conducting more late-stage trials now than at any point in its history.  New products and new product indications are expected to expand and further diversify the company’s portfolio and contribute to its long-term growth.  Additional clinical development program highlights for the third quarter include the following:

•                  The phase 3 trial of tolevamer is well advanced and is scheduled for completion next year.  The first commercial approval is anticipated in 2008, depending on the outcome of the pivotal study.  Tolevamer is a novel polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem primarily affecting patients in hospitals and nursing homes.  The prevalence and impact of Clostridium difficile are becoming increasingly more visible as public health officials and others look for new ways to manage this disease.   Results from the phase 2 study of tolevamer were published in Clinical Infectious Diseases in August.

•                  Preparations continue for the initiation of a phase 3 study of alemtuzumab (Campath) for the treatment of relapsing/remitting multiple sclerosis.  Genzyme will meet with the FDA next month to discuss plans for the study, which the company anticipates will begin in the first half of next year.  Two-year results from a pre-planned interim analysis of the three-year phase 2 study were released in September and showed a robust, statistically significant treatment effect for alemtuzumab compared with Rebif® (interferon beta-1a).  The phase 2 trial remains on clinical hold in the United States, and Genzyme is working closely with clinical investigators and regulatory agencies to complete the study and ensure that the risk of immune thrombocytopenic purpura (ITP) is well understood and managed.  Genzyme has implemented a comprehensive risk management plan to help physicians and patients participating in the trial detect ITP early and minimize the risk of complications.

•                  The clinical study of Myozyme involving patients with late-onset Pompe disease is fully enrolled and will continue throughout this year and into next.  The 90-patient trial is intended to provide further support for Myozyme’s use.  Results are expected next year and will be submitted to regulatory authorities.

•                  In the lysosomal storage disease area, enrollment has begun in an international, multi-center phase 2 clinical trial evaluating the safety and efficacy of the small molecule GENZ-112638 for the treatment of Gaucher disease.  The trial will help determine the potential of this compound as an alternative or adjunct to enzyme replacement therapy.  GENZ-112638 also may be applicable to several other lysosomal storage disorders in addition to Gaucher disease.  Initiation of the phase 2 program follows completion of an extensive pre-clinical research effort and a phase 1 program that involved more than 120 subjects in three separate studies.

•                  The phase 3 study of DX-88, known as EDEMA3, is on track for completion by the end of this year.  DX-88 is being developed by Dyax Corp. with Genzyme for the treatment of patients with hereditary angioedema.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  This year marks the 25th anniversary of Genzyme’s founding.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,500 employees in locations spanning the globe and 2005 revenues of $2.7 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding 2006 earnings, revenues, EPS, and product sales estimates; expected drivers of Genzyme’s future growth, as well as the growth drivers for certain products, including Myozyme, Renagel, Hectorol, Synvisc, and Seprafilm; the timing of enrollment in clinical studies, progress and estimated timetables for the release of clinical trial data; our projected product development, regulatory filing and action, manufacturing, commercialization and post-marketing time tables for our products and product candidates, including sevelamer carbonate, hylastan, tolevamer, alemtuzumab MS, and DX-88; the ability of our molecular tests to help physicians better manage treatment for patients; the development of new markets and seeking additional approved indications and uses for Genzyme’s products, including Hectorol, Myozyme, Synvisc, Campath and Clolar, and timing thereof; and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of its products and services; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to maintain and obtain regulatory approvals for products and services, and the timing of receipt of such approvals; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; the ability to manage patient safety and the continued administration of alemtuzumab to MS patients following clinical hold release; Genzyme’s ability to develop and obtain approval of a patient safety plan for alemtuzumab MS; failure of Genzyme’s molecular tests to produce diagnostic results as anticipated; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of October 12, 2006 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

Genzyme®, Renagel®, Hectorol®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc®, Myozyme®, Seprafilm®, Thymoglobulin®, Clolar® and Campath® are registered trademarks and Sepra™ and Lymphoglobuline™ are trademarks of Genzyme Corporation or its subsidiaries.  Zemplar® is a registered trademark of Abbott Laboratories.  WelChol® is a registered trademark of Sankyo Pharma Inc.  Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  Rebif® is a registered trademark of Serono, Inc.

Conference Call Information
There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the third quarter of 2006.  If you would like to participate in the call, please dial (706) 679-8722.  This call will also be Webcast on the investor events section of www.genzyme.com.  A replay of the Webcast call will be available from 2:15 p.m. Eastern today through midnight on October 19.  For the replay, please dial (706) 645-9291 and refer to reservation number 1650276.

Upcoming Events
Genzyme will announce its financial results for the fourth quarter of 2006 on February 14, 2007.    There will be a conference call at 11:00 a.m. Eastern to discuss these results.  If you would like to participate in the call, please dial (706) 679-8722.  This call will also be Webcast on the investor events section of www.genzyme.com.  A replay of the Webcast and call will be available from 2:15 p.m. Eastern through midnight on February 21, 2007.  For the replay, please dial (706) 645-9291 and refer to reservation number 4245727.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Total revenues	$808,574	$708,063	$2,332,772	$2,006,151

Operating costs and expenses:
Cost of products and services sold (1)	184,676	152,708	536,959	444,051
Selling, general and administrative (1)	239,700	202,002	743,849	580,226
Research and development (1)	162,293	128,000	483,557	364,471
Amortization of intangibles	50,542	50,847	156,117	132,138
Purchase of in-process research and development (2)	—	12,700	—	22,200
Charge for impaired goodwill (3)	219,245	—	219,245	—
Total operating costs and expenses	856,456	546,257	2,139,727	1,543,086
Operating income (loss)	(47,882)	161,806	193,045	463,065

Other income (expenses):
Equity in income (loss) of equity method investments	4,530	940	10,630	(1,195)
Minority interest	2,545	3,670	7,741	9,221
Gain on investments in equity securities (4)	128	214	75,037	5,172
Other	(873)	(1,021)	(1,331)	(828)
Investment income	16,760	8,073	39,401	22,235
Interest expense	(3,772)	(6,749)	(12,245)	(15,023)
Total other income (expenses)	19,318	5,127	119,233	19,582
Income (loss) before income taxes (1)	(28,564)	166,933	312,278	482,647
(Provision for) benefit from income taxes (1)	44,530	(51,279)	(60,841)	(147,804)
Net income (1)	$15,966	$115,654	$251,437	$334,843

Net income per share of Genzyme Stock:
Basic	$0.06	$0.45	$0.96	$1.32

Diluted (1,5)	$0.06	$0.43	$0.93	$1.26

Weighted average shares outstanding:
Basic	261,541	256,490	260,565	253,499

Diluted (1,5)	278,271	274,492	277,130	270,823

(1)           Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the three months ended September 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(44,640)K, of which $(5,663)K were charged to cost of products and services sold, $(24,421)K were charged to selling, general and administrative expense and $(14,556)K were charged to research and development expense.  In addition, we recorded $14,312K of related tax benefits.  For the nine months ended September 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(160,135)K, of which $(12,893)K were charged to cost of products and services sold, $(96,560)K were charged to selling, general and administrative expense and $(50,682)K were charged to research and development expense. In addition, we recorded $52,237K of related tax benefits.  Diluted earnings per share and diluted weighted average shares outstanding for the three and nine months ended September 30, 2006 were computed in accordance with the provisions of FAS 123R.

(2)           Includes charges for the purchase of in-process research and development of $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(3)           Represents the write off of the goodwill related to our Genetics reporting unit.  In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment.  Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(4)           For the nine months ended September 30, 2006, includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(5)           Reflects the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million, net of tax, for the three months ended September 30, 2006 and 2005, and $5.6 million, net of tax, for the nine months ended September 30, 2006 and 2005, have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30,	December 31,
	2006	2005

Cash and all marketable securities	$1,680,733	$1,089,102
Other current assets	1,319,235	1,179,093
Property, plant and equipment, net	1,513,632	1,320,813
Intangibles, net (1)	2,773,653	3,078,461
Other assets	142,919	211,396
Total assets	$7,430,172	$6,878,865

Current liabilities	$557,226	$550,023
Noncurrent liabilities	1,088,114	1,178,975
Stockholders’ equity	5,784,832	5,149,867
Total liabilities and stockholders’ equity	$7,430,172	$6,878,865

(1)    As of September 30, 2006, reflects a charge for impairment of goodwill of $(219,245)K recorded in the third quarter of 2006 to write off the goodwill related to our Genetics reporting unit.

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q3-06
						vs.
						Q3-05			YTD
	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06	% B/(W)	FY 2004	FY 2005	9/30/06
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$106,869	$110,366	$118,655	$126,599	$134,722	26%	$363,720	$417,485	$379,976
Hectorol	14,138	20,377	18,904	22,412	25,482	80%	—	34,515	66,798
Other Renal	—	—	31	(31)	—		—	—	—
Total Renal product and service revenue	121,007	130,743	137,590	148,980	160,204	32%	363,720	452,000	446,774
Renal R&D revenue	—	—	—	—	—	—	—	—
Total Renal	121,007	130,743	137,590	148,980	160,204	32%	363,720	452,000	446,774

Therapeutics
Cerezyme enzyme	238,329	232,089	239,009	253,989	252,227	6%	839,366	932,322	745,225
Fabrazyme enzyme	79,076	81,538	80,503	89,041	93,170	18%	209,637	305,064	262,714
Thyrogen hormone	18,503	20,823	22,993	23,723	22,396	21%	63,454	77,740	69,112
Other Therapeutics	1,903	2,128	2,128	6,609	20,474	976%	2,462	6,119	29,211
Total Therapeutics product and service revenue	337,811	336,578	344,633	373,362	388,267	15%	1,114,919	1,321,245	1,106,262
Therapeutics R&D revenue	—	—	1,000	—	—		—	789	1,000
Total Therapeutics	337,811	336,578	345,633	373,362	388,267	15%	1,114,919	1,322,034	1,107,262

Transplant
Thymoglobulin/Lymphoglobuline	32,434	34,508	32,860	39,812	37,619	16%	108,928	127,739	110,291
Other Transplant	1,677	11,084	1,406	1,400	1,622	(3)%	42,125	18,143	4,428
Total Transplant product and service revenue	34,111	45,592	34,266	41,212	39,241	15%	151,053	145,882	114,719
Transplant R&D revenue	13	—	—	—	—	(100)%	310	30	—
Total Transplant	34,124	45,592	34,266	41,212	39,241	15%	151,363	145,912	114,719

Biosurgery
Synvisc viscosupplementation product and services	57,748	58,366	53,263	63,590	55,930	(3)%	88,296	218,908	172,783
Sepra products	17,025	17,395	19,415	21,961	21,054	24%	61,647	68,171	62,430
Other Biosurgery	18,028	17,280	17,854	16,849	16,465	(9)%	55,332	65,953	51,168
Total Biosurgery product and service revenue	92,801	93,041	90,532	102,400	93,449	1%	205,275	353,032	286,381
Biosurgery R&D revenue	1	—	4	1	—	(100)%	4,241	144	5
Total Biosurgery	92,802	93,041	90,536	102,401	93,449	1%	209,516	353,176	286,386

Diagnostics/Genetics
Diagnostic Products	25,302	29,913	29,211	26,299	27,953	10%	90,955	104,202	83,463
Genetic Testing	59,368	56,057	57,452	61,041	61,360	3%	188,166	222,328	179,853
Total Diagnostics/Genetics product and service revenue	84,670	85,970	86,663	87,340	89,313	5%	279,121	326,530	263,316
Diagnostics/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	84,670	85,970	86,663	87,340	89,313	5%	279,121	326,530	263,316

Other
Other product and service revenue	33,050	32,099	32,473	36,453	34,910	6%	74,495	115,993	103,836
Other R&D revenue	4,599	4,668	3,681	3,608	3,190	(31)%	8,011	19,197	10,479
Total Other	37,649	36,767	36,154	40,061	38,100	1%	82,506	135,190	114,315
Total revenues	$708,063	$728,691	$730,842	$793,356	$808,574	14%	$2,201,145	$2,734,842	$2,332,772

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q3-06
						vs.
						Q3-05			YTD
	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06	% B/(W)	FY 2004	FY 2005	9/30/06
Revenues:
Total product and service revenue	$703,450	$724,023	$726,157	$789,747	$805,384	14%	$2,188,583	$2,714,682	$2,321,288
Total R&D revenue	4,613	4,668	4,685	3,609	3,190	(31)%	12,562	20,160	11,484
Total revenues	708,063	728,691	730,842	793,356	808,574	14%	2,201,145	2,734,842	2,332,772

Total product and service gross profit (1)	550,742	535,422	559,207	604,414	620,708	13%	1,599,997	2,082,030	1,784,329

SG&A expense (1)	202,002	207,613	230,669	273,480	239,700	(19)%	599,388	787,839	743,849

R&D expense (1)	128,000	138,186	152,323	168,941	162,293	(27)%	391,802	502,657	483,557

Amortization of intangibles	50,847	49,494	52,692	52,883	50,542	1%	109,473	181,632	156,117

Purchase of in-process research and development (2)	12,700	7,000	—	—	—	100%	254,520	29,200	—

Charge for impaired goodwill (3)	—	—	—	—	219,245	—	—	—	219,245

Charge for impaired asset (4)	—	—	—	—	—		4,463	—	—

Operating income (loss)	161,806	137,797	128,208	112,719	(47,882)	(130)%	252,913	600,862	193,045

Other income (expenses):
Equity in income (loss) of equity method investments	940	1,346	2,246	3,854	4,530	382%	(15,624)	151	10,630
Minority interest	3,670	2,731	2,446	2,750	2,545	(31)%	5,999	11,952	7,741
Gain (loss) on investments in equity securities (5)	214	526	7,942	66,967	128	(40)%	(1,252)	5,698	75,037
Other	(1,021)	(707)	(139)	(319)	(873)	14%	(357)	(1,535)	(1,331)
Investment income	8,073	9,194	10,078	12,563	16,760	108%	24,244	31,429	39,401
Interest expense (6)	(6,749)	(4,615)	(4,438)	(4,035)	(3,772)	44%	(38,227)	(19,638)	(12,245)

Income (loss) before income taxes	166,933	146,272	146,343	194,499	(28,564)	(117)%	227,696	628,919	312,278

(Provision for) benefit from income taxes (1)	(51,279)	(39,626)	(45,369)	(60,002)	44,530	187%	(141,169)	(187,430)	(60,841)

Net income	$115,654	$106,646	$100,974	$134,497	$15,966	(86)%	$86,527	$441,489	$251,437

Net income per share of Genzyme Stock-diluted (7,8)	$0.43	$0.39	$0.37	$0.49	$0.06	(86)%	$0.37	$1.65	$0.93

Weighted average shares outstanding-diluted (7,8)	274,492	276,428	276,809	276,312	278,271	1%	234,318	272,224	277,130

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q3-05	Q4-05	Q1-06	Q2-06	Q3-06	FY 2004	FY 2005	9/30/06
Total product and service revenue	$703,450	$724,023	$726,157	$789,747	$805,384	$2,188,583	$2,714,682	$2,321,288
As a % of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	15%	15%	16%	16%	17%	17%	15%	16%
Hectorol	2%	3%	3%	3%	3%	0%	1%	3%
Cerezyme enzyme	34%	32%	33%	32%	31%	38%	34%	32%
Fabrazyme enzyme	11%	11%	11%	11%	11%	9%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	5%	5%	5%	5%	5%
Synvisc viscosupplementation product and services	8%	8%	7%	8%	7%	4%	8%	8%
Sepra products	2%	2%	3%	3%	3%	3%	3%	3%
Diagnostics/Genetics	12%	12%	12%	11%	11%	13%	12%	11%
Other	8%	9%	7%	8%	9%	8%	8%	8%

Total product and service gross margin	78%	74%	77%	77%	77%	73%	77%	77%

Total revenues	$708,063	$728,691	$730,842	$793,356	$808,574	$2,201,145	$2,734,842	$2,332,772

SG&A expense as a % of total revenue	29%	28%	32%	34%	30%	27%	29%	32%
R&D expense as a % of total revenue	18%	19%	21%	21%	20%	18%	18%	21%
Operating income (loss) as a % of total revenue	23%	19%	18%	14%	(6)%	11%	22%	8%

(Provision for) benefit from income taxes as a % of profit (loss) before tax	31%	27%	31%	31%	156%	62%	30%	19%

	09/30/05	12/31/05	3/31/06	06/30/06	09/30/06	12/31/04	12/31/05	9/30/06
Condensed Consolidated Balance Sheet Information:
Cash and all marketable securities	$950,342	$1,089,102	$1,201,083	$1,358,240	$1,680,733	$1,079,454	$1,089,102	$1,680,733
Other current assets (9)	1,198,359	1,179,093	1,212,392	1,392,290	1,319,235	1,082,437	1,179,093	1,319,235
Property, plant and equipment, net	1,294,990	1,320,813	1,370,274	1,458,222	1,513,632	1,310,256	1,320,813	1,513,632
Intangibles, net (3)	3,124,176	3,078,461	3,045,680	3,028,777	2,773,653	2,360,315	3,078,461	2,773,653
Other assets	214,098	211,396	198,497	135,342	142,919	236,959	211,396	142,919
Total assets	$6,781,965	$6,878,865	$7,027,926	$7,372,871	$7,430,172	$6,069,421	$6,878,865	$7,430,172

Current liabilities	$616,983	$550,023	$515,895	$616,632	$557,226	$624,398	$550,023	$557,226
Noncurrent liabilities	1,184,766	1,178,975	1,159,522	1,111,591	1,088,114	1,064,867	1,178,975	1,088,114
Stockholders’ equity	4,980,216	5,149,867	5,352,509	5,644,648	5,784,832	4,380,156	5,149,867	5,784,832
Total liabilities and stockholders’ equity	$6,781,965	$6,878,865	$7,027,926	$7,372,871	$7,430,172	$6,069,421	$6,878,865	$7,430,172

Notes:

(1)           Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the three months ended September 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(44,640)K, of which $(5,663)K were charged to cost of products and services sold, $(24,421)K were charged to selling, general and administrative expense and $(14,556)K were charged to research and development expense.  In addition, we recorded $14,312K of related tax benefits.  For the nine months ended September 30, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(160,135)K, of which $(12,893)K were charged to cost of products and services sold, $(96,560)K were charged to selling, general and administrative expense and $(50,682)K were charged to research and development expense.  In addition, we recorded $52,237K of related tax benefits.  Diluted earnings per share and diluted weighted average shares outstanding for the three and nine months ended September 30, 2006 were computed according to the provisions of FAS 123R.

(2)           Includes charges for the purchase of in-process research and development of $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004.

(3)           Represents the write off of the goodwill related to our Genetics reporting unit.  In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment.  Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(4)           Includes an impairment charge of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma.

(5)           Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(6)           In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(7)           Reflects the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(8)           For all periods except the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(9)           As of June 30, 2006, includes net proceeds receivable of $99.0 million related to the portion of our investment in the common stock of Cambridge Antibody Technology Group plc that was liquidated in June 2006.  We received these net proceeds in July 2006.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ending September 30, 2006

(Amounts in thousands, except per share data)

	NON-GAAP	Dilution
	Before	Due to
	FIN 46, FAS 123R,	Contingently
	Amortization, Impairment	Convertible					NON-GAAP
	of Goodwill, Settlement of	Debt	Settlement of	Impairment of		FAS 123R	Before Effect	Effect of	GAAP
	Tax Audits & EITF 04-8	(EITF 04-8)	Tax Audits	Goodwill	Amortization	Expense	of FIN 46	FIN 46	As Reported
Income Statement Classification:

Total revenues	$808,574						$808,574		$808,574

Cost of products and services sold	$(179,013)					$(5,663)	$(184,676)		$(184,676)

Selling, general and administrative	$(214,944)					$(24,421)	$(239,365)	$(335)	$(239,700)

Research and development	$(142,981)					$(14,556)	$(157,537)	$(4,756)	$(162,293)

Amortization of intangibles	$—				$(50,542)		$(50,542)		$(50,542)

Charge for impaired goodwill	$—			$(219,245)			$(219,245)		$(219,245)

Equity in income of equity method investments	$1,985						$1,985	$2,545	$4,530

Minority interest	$—						$—	$2,545	$2,545

Gain on investments in equity securities	$128						$128		$128

Other	$(873)						$(873)		$(873)

Investment income	$16,759						$16,759	$1	$16,760

Interest expense	$(3,772)						$(3,772)		$(3,772)

Summary:

Income (loss) before income taxes	$285,863	$—	$—	$(219,245)	$(50,542)	$(44,640)	$(28,564)	$—	$(28,564)

(Provision for) benefit from income taxes	(89,952)	—	31,748	69,823	18,599	14,312	44,530	—	44,530

Net income (loss)	$195,911	$—	$31,748	$(149,422)	$(31,943)	$(30,328)	$15,966	$—	$15,966

Net income (loss) per share of Genzyme Stock:
Basic	$0.75	$—	$0.121	$(0.571)	$(0.122)	$(0.116)	$0.06	$—	$0.06

Diluted (1)	$0.73	$(0.019)	$0.114	$(0.537)	$(0.115)	$(0.109)	$0.06	$—	$0.06

Weighted average shares outstanding:
Basic	261,541	—					261,541		261,541

Diluted (1)	268,585	9,686					278,271		278,271

(1)    GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of

EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,875K, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.